Exhibit 10.3

April 25, 2007

I. Craig Henderson, M.D.
c/o Keryx Biopharmaceuticals, Inc.
750 Lexington Avenue, 20th Floor
New York, NY 10022

Dear Dr. Henderson:

This letter agreement (this “Agreement”) will confirm your employment (“Executive” or “you”) with Keryx Biopharmaceuticals, Inc. (the “Corporation”), under the following terms and conditions and for the following consideration:

1. Term of Agreement; Compensation. (a) This agreement shall continue until April 25, 2009 (the “Employment Term”), unless terminated at an earlier date in accordance with the provisions of Section 9, below. In addition, the Employment Term shall be automatically renewed for a period of one year on each expiration date unless either party provides six months prior written notice of non-renewal to the other party. This agreement supercedes the employment agreement between you and the Corporation dated January 31, 2004, set to expire on January 31, 2007.

(b) Executive shall be paid $315,000 per year (the “Base Salary”), payable on a bi-monthly basis in arrears; provided that Executive’s Base Salary shall be increased annually in accordance with corporate policy but no less than the Consumer Price Index announced for the previous calendar year.

(c) Executive shall be eligible to an annual performance bonus of up to 50% of the Base Salary (the “Performance Bonus”) based on (i) annual target performance objectives to be agreed upon by the Corporation’s Chief Executive Officer (the “CEO”) and the Executive on or before the December 15 immediately preceding fiscal year for which the Performance Bonus shall be applicable and (ii) approved by the Compensation Committee of the Board of Directors.

(d) You shall receive the restricted stock (the “Restricted Stock”) and the potential milestone bonuses (the “Milestone Bonuses”) as set forth on Exhibit B.

(e) From time to time, at the discretion of the Board of Directors, you may be eligible for additional stock option and restricted stock grants.

2. Position and Responsibilities.  (a) Subject to the terms and conditions set forth herein, the Corporation hereby engages and employs the Executive, and the Executive hereby accepts engagement and employment, as President of the Corporation. As such he shall have such responsibilities and duties as delegated by the CEO. Executive shall report directly to the CEO.

(b)  Executive will devote substantially all of his gainful time to the discharge of his duties and responsibilities under this Agreement.

(c)  Executive acknowledges and agrees that the performance by Executive of his duties hereunder may require significant domestic and international travel by Executive.

3. Vacation. Executive shall be entitled to four (4) weeks of paid vacation during each calendar year.

4. Non-Competition. Executive understands and recognizes that his services to the Corporation are special and unique and agrees that, during the Employment Term and for a period of one (1) year from the date of termination of the Employment Term, Executive shall not in any manner, directly or indirectly, on behalf of Executive or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into, engage in or consult for any commercial business that operates a proprietary product development business, a clinical research business, site management organization, and/or clinical research network , in each case which is competitive with the business of the Corporation, either as an individual for his/her own account, or as a proprietor, partner, member, joint venturer, employee, consultant, agent, salesperson, officer, director or shareholder (the “Restricted Businesses”) within the geographic area of the Corporation’s business; provided, however, that nothing shall prevent the Executive from purchasing shares of any company in the public market or for working for a company that conducts a Restrictive Business, so long as Executive works in a division of such company that is not engaged in a Restricted Business. Executive acknowledges and agrees that given the services to be provided hereunder that this non-compete clause is reasonable. Notwithstanding the foregoing, Executive may perform advisory and speaker activities on behalf of other pharmaceutical and medical communications companies and the Corporation explicitly agrees that those activities are not prohibited by this Section 4.

5. Confidential Information. (a) Executive agrees that during the course of the Employment Term or at any time after termination, Executive will keep in strictest confidence and will not disclose or make accessible to any other person without the prior written consent of the Corporation, the Corporation's products, services, business plan, manner of doing business and technology, both current and under development, promotion, marketing and educational programs, customer and other lists, trade secrets and other confidential and proprietary business information of the Corporation or any of its clients and third parties including, without limitation, Proprietary Information (as defined in Section 6) (all the foregoing collectively being referred to herein as the “Confidential Information”). Executive agrees: (i) not to use any such Confidential Information for himself or others, (ii) not to disclose or publish any of the Confidential Information and (iii) not to take any such material or reproductions thereof from the Corporation's facilities at any time during the Employment Term except, in each case, as required in connection with Executive's duties to the Corporation.

(b) Upon written notice by the Corporation, Executive shall promptly redeliver to the Corporation, or, if requested by the Corporation, promptly destroy all written or electronic Confidential Information and any other written or electronic material containing any information included in the Confidential Information (whether prepared by the Corporation, Executive, or a third party), and will not retain any copies, extracts or other reproductions in whole or in part of such written or electronic Confidential Information (and upon request certify such redelivery or destruction to the Corporation in a written instrument reasonably acceptable to the Corporation and its counsel).

6. Ownership Of Proprietary Information. (a) Executive agrees that all information, materials and/or inventions created, discovered or developed by Executive under this Agreement (collectively, the “Inventions”), by the Corporation, its subsidiaries, affiliates or licensors or made known to the Corporation or any of its affiliates by Executive during the Employment Term and information relating to the Corporation's customers, suppliers, consultants, and licensees, and/or in which property rights have been assigned or otherwise conveyed to the Corporation or its affiliates, shall be the sole property of the Corporation or the affiliates, as applicable, and the Corporation or the affiliates, as the case may be, shall be the sole owner of all patents, copyrights and other rights in connection therewith, including without limitation the right to make application for statutory protection. All of the aforementioned information is hereinafter called “Proprietary Information.” By way of illustration, but not limitation, Proprietary Information includes web pages, computer programs, trade secrets, processes, discoveries, structures, inventions, designs, ideas, works of authorship, copyrightable works, trademarks, copyrights, formulas, data, know-how, show-how, improvements, inventions, product concepts, techniques, information or statistics contained in, or relating to, marketing plans, strate-gies, forecasts, blueprints, sketches, records, notes, devices, drawings, customer lists, patent applications, continuation applications, continuation-in-part applications, file wrapper continuation applications and divisional applications and information about the Corporation's or its affiliates' employees and/or consultants (including, without limitation, the compensation and job responsibility of such employees and/or consultants).

(b) Executive shall maintain and furnish to the Corporation complete and current records of all such Inventions and disclose to the Corporation in writing all such Inventions. Executive: (i) hereby assigns, sets over and transfers to the Corporation all of his right, title, and interest in and to such Inventions; and (ii) agrees that Executive and his agents shall, during and after the period Executive is retained by the Corporation, upon reasonable request of the Corporation, cooperate fully in obtaining patent, trademark, service mark, copyright or other proprietary protection for such Inventions, all in the name of the Corporation (but only at Corporation expense), and, without limitation, shall execute all requested applications, assignments and other documents, and take such other measures as the Corporation shall reasonably request in order to perfect and enforce the Corporation's rights in such Inventions, and hereby appoints the Corporation as Executive’s attorney to execute and deliver any such applications, assignments or other documents on Executive’s behalf in the event that the Executive fails or refuses to execute and deliver any such applications, assignments or other documents requested by the Corporation.

(c) In addition, Executive agrees to execute the Corporation’s standard form Proprietary Information and Inventions Agreement.

7. Non-Solicitation. During the Employment Term, and for one (1) year thereafter, Executive shall not, directly or indirectly, without the prior written consent of the Corporation: (a) interfere with, disrupt or attempt to disrupt any past, present or prospective relationship, contractual or otherwise, between the Corporation and any of its licensors, licensees, clients, customers, suppliers, employees, consultants or other related parties, or (b) solicit or induce for hire any of the employees, agents, consultants or advisors of the Corporation or any such individual who in the past was employed or retained by the Corporation, within six (6) months of the termination of said individual's employment or retention by the Corporation; provided, however, that this prohibition shall not apply to consultants or advisors so long as Executive is not in violation of his non-compete agreement and such consultants and advisors do not terminate their relationship with the Corporation as a result of their involvement with the Executive, or (c) solicit or accept employment or be retained by any party who, at any time during the Employment Term, was a customer or supplier of the Corporation or any of its affiliates or any licensor or licensee thereof where such person’s position will be related to a Restricted Business (as such term is defined in paragraph 4 above); or (d) solicit or accept the business of any customer or supplier of the Corporation or any affiliate of the Corporation with respect to products similar to those supplied by the Corporation or such affiliate.

8. Expenses & Benefits.  (a) The Corporation will promptly reimburse Executive for all reasonable and necessary business expenses incurred by him/her in connection with providing the employment services under this Agreement.

(b) The Corporation shall make available to Executive similar health benefits and other benefits that it makes available to its other senior executives.

9. Termination; Severance and Accelerated Vesting. (a) If the Corporation terminates your employment without Just Cause (as defined in Exhibit A hereto) or you terminate your employment for Good Reason (as defined in Exhibit A hereto), then Executive will be entitled to receive the amounts set forth under paragraph 9(b) below and Executive shall receive one additional year of vesting on all time-based stock options and Restricted Stock granted to you; provided, however, if your employment is terminated in accordance with this paragraph 9(a) in anticipation of or within 12 months following a Qualified Change in Control (as defined in Exhibit A hereto) then you shall be entitled to immediate vesting of all remaining unvested stock options, Restricted Stock and Milestone Bonuses (as defined in Exhibit B hereto). Additionally, regardless of such termination, your stock options shall provide that they remain exercisable until the earlier of: (i) 2 years following such termination and (ii) for the full term of such options.

(b) In the event your employment is terminated in accordance with paragraph 9(a), you shall receive a lump-sum payment equal to: (i) one (1) year’s Base Salary; (ii) any earned and unpaid bonus as of the date of termination; and (iii) any incurred and unpaid expenses; provided, however, if your employment is terminated in accordance with paragraph 9(a) in anticipation of or within 12 months following a Qualified Change in Control then you instead will be entitled to a lump-sum payment equal to: (i) two (2) year’s Base Salary; (ii) any earned and unpaid bonus as of the date of termination; and (iii) any incurred and unpaid expenses.

(c) In the event that your employment is terminated as a result of death or Disability (as defined in Exhibit A) of the Executive, then Executive or his estate or legal representative shall receive a lump-sum payment equal to (a) Base Salary through the date of termination, (b) any earned and unpaid bonus and (c) any incurred and unpaid expenses.

(d)  Notwithstanding the foregoing, the Corporation may terminate the Executive immediately and without prior notice for Just Cause. In the event that the Executive’s employment has been terminated for Just Cause, the Executive shall not be entitled to receive any of the severance benefits set forth in this Section 9, but he shall be entitled to any unpaid wages, bonuses, and any benefits under the benefit and compensation plans, policies and arrangements of the Corporation in which in he participates, which have accrued through his date of termination.

(e) Code Section 409A. Notwithstanding anything in this Agreement to the contrary, if any amount or benefit that would constitute “deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) would otherwise be payable or distributable under this Agreement by reason of Executive’s separation from service, then if and to the extent necessary to comply with Code Section 409A: (i) if the payment or distribution of such amount or benefit is payable in a lump sum, such payment or distribution will be delayed until the first day following the six-month anniversary of Executive’s separation from service, and (ii) if the payment or distribution of such amount or benefit is payable over time, the amount that would otherwise be payable during the six-month period immediately following Executive’s separation from service will be accumulated and paid to Executive on the first day following the six-month anniversary of Executive’s separation from service, whereupon the normal payment or distribution schedule will resume. In the case of any such delayed payment, the Corporation shall pay interest on the deferred amount at 100% of the short-term applicable federal rate as in effect for the month in which the Date of Termination occurred (the “AFR”).

10.  Indemnification. The Corporation shall defend and indemnify Executive in his capacity as President and Director of the Corporation against any and all claims, judgments, damages, liabilities, costs and expenses (including reasonable attorney’s fees) arising out of, based upon or related to the Executive’s performance of services hereunder, except to the extent that such claims arise out of Executive’s (a) willful misconduct, (b) bad faith, (c) gross negligence or (d) reckless disregard of the duties involved in the conduct of Executive’s position, or such indemnification would violate applicable law or the Corporation’s bylaws or Certificate of Incorporation.

11. Entire Agreement; Waiver. This Agreement contains the entire understanding of the parties with respect to the retention of Executive by the Corporation. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

12. Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without regard to such State’s principles of conflict of laws. The parties hereto consent to the exclusive jurisdiction of the courts of the State of New York or any district court sitting in the State of New York for any disputes arising under this letter agreement.

13.  Remedies.  The Executive understands and agrees that any breach of Sections 5, 6 and/or 7 of this Agreement by him could cause irreparable damage to the Corporation and its affiliates, and that monetary damages alone would not be adequate and, in the event of such breach, the Corporation shall have, in addition to any and all remedies of law, the right to an injunction, specific performance or other equitable relief to prevent or redress the violation of the Corporation’s rights under such Sections.

14. Headings. The headings of the Sections are inserted for convenience of reference only and shall not affect any interpretation of this Agreement.

15. Severability of Provisions. If any provision of this Agreement shall be declared by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part, such provision shall be interpreted so as to remain enforceable to the maximum extent permissible consistent with applicable law. The remain-ing condi-tions and provisions or portions thereof shall neverthe-less remain in full force and effect and enforceable to the extent they are valid, legal and enforce-able, and no provision shall be deemed dependent upon any other cove-nant or provision unless so expressed herein.

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year first written above.

EXECUTIVE: by:/s/ I. Craig Henderson Name: I. Craig Henderson, M.D.	CORPORATION: KERYX BIOPHARMACEUTICALS, INC. by:/s/ Michael S. Weiss Name: Michael S. Weiss Title: Chairman & CEO

Exhibit A

Certain Definitions

1.	Just Cause. Any of the following actions by the Executive shall constitute just cause for termination by the Chairman of the Board of Directors of the Corporation:

(A)	Material breach by the Executive of the confidentiality, non-compete, ownership of inventions and non-solicitation covenants contained in this Agreement; or

(B)
Any action by the Executive constituting willful misconduct in respect of the Executive’s obligation to the Corporation that has or is likely to result in material, economic damage to the Corporation; or

(C)
The willful and continual failure or refusal by the Executive to perform his duties as under this Agreement (other than by reason of death or Disability, as defined below, or other reasons beyond Executive’s control), provided such failure or refusal continues for a period of 30 days after receipt of written notice thereof from the CEO in reasonable detail of such failure or refusal; or

(D)
Conviction of any crime which involves (i) an intentional wrongful act or (ii) an act of moral turpitude that (a) is intended to result in substantial personal enrichment of the Executive at the expense of the Corporation or (b) may have a material adverse impact on the business or reputation of the Corporation.

2.	Good Reason. Any of the following actions or omissions by the Corporation shall constitute good reason for termination by Executive:

(A)	Material breach by the Corporation of any provision of this Agreement which is not cured by the Corporation within 30 days of notice thereof from the Executive; or

(B)
A failure to reappoint or reelect, as the case may be, the Executive to the office of President and Director of the Corporation or other diminution of the Executive’s function, duties or responsibilities in each case without the Executive’s written consent; or

(C)	Reduction in Executive’s Base Salary or incentives or other fringe benefits of a material economic effect; or

(D)
Termination of the Executive’s employment in anticipation of or within 12 months following a Change in Control (as defined below) if such termination is initiated by the Corporation (or such successor corporation) without Just Cause or by the Executive for Good Reason (other than as set forth in this subparagh (D)). A Change in Control, shall mean either: (i) a Merger (as defined below), except for a transaction the principal purpose of which is to change the State of incorporation, (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Corporation; or (iii) any other corporate reorganization or business combination (including, but not limited to, a Merger in which the Corporation is the surviving entity) in which more than fifty percent (50%) of the Corporation’s then outstanding voting stock is transferred to different holders in a single transaction or a series of related transactions; or

(E)	Relocation of Executive, without his prior consent, to a facility or location that is more than fifty (50) miles away from the Executive’s then present location.

3.
Disability. Shall mean (i) the suffering of any mental or physical illness, disability or incapacity that shall in all material respects preclude the Executive from performing his employment duties or (ii) the Executive’s absence from employment by reason of any mental or physical illness, disability or incapacity for a period of four and one-half months during any nine-month period; provided that such illness, disability or incapacity shall be reasonably determined by the Chairman of the Board of Directors of the Corporation to be of a permanent nature based on the foregoing standards.

4.
Merger. Shall mean a merger or consolidation of the Corporation with any other corporation or entity, other than a merger or consolidation which would result in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty (50%) percent of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation.

5.	Qualified Change in Control. Shall mean a Change in Control”, which places a value on the Corporation of in excess of $500 million.

Exhibit B

The Corporation will grant Executive 150,000 shares of restricted stock (the “Restricted Stock”) common stock of the Corporation (the “Initial Grant”). Fifty-thousand shares of Executive's Restricted Stock will be granted under the Corporation's 2004 Long Term Incentive Plan (the "2004 Plan") and pursuant to the terms of a restricted stock agreement to be issued under the Plan and will be subject to the terms and conditions thereof and the remaining 100,000 shares of Restricted Stock will be granted subject to and pursuant to the approval of a new long-term incentive plan (the “New Plan”) for which the Corporation will seek to have approved by the stockholders at the next annual meeting; provided, however, that if any provisions of this Agreement are inconsistent with the terms and conditions of the 2004 Plan or the New Plan and any such restricted stock agreement related thereto, then the terms of this Agreement shall control. In accordance with the Plan, should any change be made to the common stock of the Corporation by reason of any stock split, stock dividend, extraordinary cash dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (A) the total number and/or class of securities subject to the Restricted Stock. The Initial Grant shall vest as follows (provided that Executive is employed as a service provider (as defined in the plan) on the date of vesting):

(A)	50,000 upon execution of this Agreement;

(B)	50,000 twelve months following the execution of this Agreement; and

(C)	50,000 twenty-four months following the execution of this Agreement.

In addition to the Restricted Stock above, the Executive shall receive the following Milestone Bonuses (payable in cash or stock, at the Corporation’s option), upon the achievement of the milestones set forth below (provided that Executive is employed as a “service provider” (as defined in the New Plan) on the date of the achievement of the milestone event:

Milestone Event	Bonus Amount
1. Upon the first NDA approval by the FDA for any Keryx drug candidate, either in the portfolio today or later acquired or licensed	$1,000,000
2. Upon the second NDA approval by the FDA for any other Keryx drug candidate, either in the portfolio today or later acquired or licensed	$1,000,000
3. Upon commencement of the first pivotal clinical trial under SPA (or similar agreement from the FDA) for an oncology compound in 2007	$250,000 (plus an additional $50,000 for each additional pivotal clinical trial under SPA (or similar agreement with the FDA) for the same oncology compound)
4. Upon completion of the first pivotal clinical trial under SPA (or similar agreement from the FDA) for the oncology compound referred to in 3 above.	$250,000
5. Upon commencement of the first pivotal clinical trial under SPA (or similar agreement from the FDA) for a second oncology compound	$250,000 (plus an additional $50,000 for each additional pivotal clinical trial under SPA (or similar agreement with the FDA) for the same oncology compound)
6. Upon completion of the first pivotal clinical trial under SPA for the second oncology compound referred to in 5 above.	$250,000

The Milestone Bonus shall be paid within thirty days after the Compensation Committee of the Board of Directors determines whether and to what extent milestones were achieved, but no later than March 31 next following the end of the year for which the Milestone Bonus, if any, was earned.